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                                                                       EXHIBIT 5

                     [LETTERHEAD OF DAVIS POLK & WARDWELL]

                                                               March 30, 1999
International Paper Company
Two Manhattanville Road
Purchase, New York 10577

Ladies and Gentlemen:

We have acted as special counsel to International Paper Company (the "Company") in connection with the Company's registration of an aggregate of 120,817,082 shares of common stock (the "Common Shares") to be issued in exchange for Union Camp Corporation ("UCC") common stock pursuant to a merger agreement among the Company, UCC and Maple Acquisition, Inc., dated November 24, 1998.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

The Company is seeking to register a number of Common Shares in excess of those currently authorized. However, a proposal to authorize additional Common Shares will be presented to the Company's shareholders at a special meeting to be held on March 30, 1999 (the "Charter Amendment Proposal"). In the event that the Charter Amendment Proposal is approved by the Company's shareholders, the Company will have sufficient authorized Common Shares.

Upon the basis of the foregoing, assuming that the Company's shareholders have approved the Charter Amendment Proposal, we are of the opinion that the Common Shares will have been duly authorized and, upon issuance, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Common Shares. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose. The Bank of New York, as Transfer Agent, may rely upon this opinion as if it were addressed directly to it.

                                          Very truly yours

                                          /s/ Davis Polk & Wardwell